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Joint Filer Information

Title of Security:	Common Stock
Issuer & Ticker Symbol:	EMULEX CORPORATION [ELX]
Designated Filer:	Elliott International, L.P.
Other Joint Filers:	Elliott International Capital Advisors Inc. (“EICA”)
Addresses:	The address of EICA is c/o Elliott Management Corporation 40 West 57th Street, 30th Floor, New York, New York 10019.
Signatures:

Dated:  November 19, 2012                                                ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:  /s/ Elliot Greenberg
             Elliot Greenberg, Vice President